Exhibit 10.1

DATED 1ST JUNE 2007

ARBUTHNOT SECURITIES LIMITED (1)

and

INVU, INC. (2)

PLACING AGREEMENT

N A B A R R O

Lacon House

84 Theobald's Road

London WC1X 8RW

Tel: +44 (0)20 7524 6000

CONTENTS

Clause	Subject matter	Page

1.	DEFINITIONS	1
2.	INTERPRETATION	2
3.	CONDITIONS	2
4.	PLACING OF THE PLACING SHARES	2
5.	DELIVERY OF DOCUMENTS	2
6.	OBLIGATIONS OF THE COMPANY	2
7.	COMPLIANCE WITH REGULATIONS	2
8.	ALLOTMENT, ALLOCATION, REGISTRATION AND PAYMENT	2
9.	ADMISSION	2
10.	COSTS, EXPENSES AND COMMISSIONS	2
11.	WARRANTIES	2
12.	INDEMNITY	2
13.	WARRANTIES AND INDEMNITIES - SUPPLEMENTAL PROVISIONS	2
14.	TERMINATION	2
15.	COVENANTS	2
16.	NOTIFICATION AND ANNOUNCEMENTS	2
17.	CONFLICT OF PROVISIONS	2
18.	OTHER PROVISIONS	2
19.	NOTICES	2
20.	AGENT FOR SERVICE OF PROCESS	2
21.	LAW AND JURISDICTION	2
SCHEDULE 1 The Warranties	2
SCHEDULE 2 The Subsidiaries	2
SCHEDULE 3 Documents to be delivered	2
SCHEDULE 4 Documents in Agreed Form	2

i

PLACING AGREEMENT

DATE:	1 JUNE 2007

PARTIES:

(1)

ARBUTHNOT SECURITIES LIMITED, a company incorporated in England and Wales with registered number 762818 whose registered office is at Arbuthnot House, 20 Ropemaker Street, London EC2Y 9AR ("Arbuthnot"); and

(2)

INVU, INC. a company incorporated under the Law of the State of Colorado with charter number 19971027787 whose registered office is at 4750 Table Mesa Drive, Boulder, Colorado 80303 and whose principal office in the United Kingdom is at The Beren, Blisworth Hill Farm, Stoke Road, Blisworth, Northamptonshire NN7 3BD (the "Company").

RECITALS:

(A)

The Company has at the date of this Agreement an authorised share capital comprising 250,000,000 Common Shares of no par value and 20,000,000 Preferred Shares of no par value of which 100,187,090 Common Shares are in issue at the date hereof.

(B)	The Company proposes to allot and issue the Placing Shares at the Placing Price on the basis set out in the Placing Documents.
(C)	The Company proposes to apply for the admission of the Placing Shares to trading on AIM.
(D)

In reliance upon the various representations, warranties and undertakings contained in this agreement, Arbuthnot has agreed, on the terms and subject to the conditions contained in this agreement, to use reasonable endeavours, as agent for the Company, to raise approximately £4 million for the Company (before expenses) by procuring subscribers for the Placing Shares.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

In this agreement, the following definitions apply:

“Accounts”

the preliminary financial statements of the Group as at and for the financial period ended on the Accounts Date;

“Accounts Date”

31 January 2007;

“Admission”

First Admission and Second Admission;

“Agreed Form”

in a form agreed by or on behalf of the Company and Arbuthnot and signed for the purpose of identification by and on behalf of the Company and Arbuthnot with such alterations (if any) as may subsequently be agreed by them or on their behalf;

“AIM”

the AIM market operated by the London Stock Exchange;

“AIM Rules”

the AIM rules for Companies issued by the London Stock Exchange, as amended from time to time;

“Application Forms”

forms of application for First Admission and Second Admission made by or on behalf of the Company, in such form as the London Stock Exchange may prescribe;

“Associate”

an associate as defined in section 435 of the Insolvency Act 1986;

“Associated Company”

in relation to a company, any subsidiary undertaking, parent undertaking or any subsidiary undertaking of any such parent undertaking;

“Business Day”

a day on which dealings in securities may take place on the London Stock Exchange;

“Common Shares”

the shares of common stock, no par value, in the share capital of the Company;

“Companies Act”

the Companies Act 1985 or, to the extent re-enacted, extended or replaced thereby, the Companies Act 2006;

“Company’s Solicitors”

Addleshaw Goddard LLP of 150 Aldersgate Street, London EC1A 4EJ;

“Directors”

the directors of the Company as at the date of this agreement;

“Exchange Act”

the US Securities Exchange Act of 1934, as amended, and the rules and regulations of the US Securities and Exchange Commission promulgated thereunder;

"Existing Common Shares"

the 100,187,090 Common Shares in the capital of the Company in issue at the date of this agreement;

“First Admission”

the admission of the First Admission Shares to trading on AIM becoming effective;

“First Admission Conditions”

the conditions set out at clause 3.1;

“First Admission Date”

the date of First Admission;

“First Admission Shares”

the 6,666,666 new Common Shares to be placed pursuant to the Placing with certain venture capital trusts (as such term is used in Part 6 ITA 2007 (previously section 842AA ICTA 1988);

“FSA”

the Financial Services Authority;

“FSMA”

the Financial Services and Markets Act 2000;

“Group”

the Company and its Subsidiaries;

“Group Company”

any company within the Group;

“HMRC”

HM Revenue & Customs;

“ICTA 1988”

Income and Corporation Taxes Act 1988;

“Indemnified Person”

Arbuthnot, each of its Associated Companies and each of the current or former directors, Associates, officers, employees, agents and advisers of Arbuthnot and each of its Associated Companies;

"Intellectual Property"

all patents, designs, copyrights, topographies, trade marks, service marks, trading names, domain names, rights in confidential information and know-how, any other intellectual property and any associated or similar rights, and any interest in any of the foregoing (in each case whether registered or unregistered and including any related licences and sub-licences of the same, applications and rights to apply for the same and wherever subsisting);

“ITA 2007”

Income Tax Act 2007;

“London Stock Exchange”

London Stock Exchange plc;

“Placees”

persons who subscribe for Placing Shares on the terms of the Placing Documents;

“Placing”

the proposed placing by Arbuthnot of the Placing Shares on behalf of the Company on the terms set out in this agreement and the Placing Documents;

“Placing Documents”

the Presentation, the Press Announcement and the Placing Letters;

“Placing Letters”

the placing letters and forms of confirmation in Agreed Form to be delivered or sent by Arbuthnot prior to First Admission and Second Admission (as appropriate) to Placees offering them a participation in the Placing;

“Placing Price”

30 pence per Placing Share;

“Placing Shares”

13,333,333 new Common Shares proposed to be issued by the Company and to be placed by Arbuthnot on behalf of the Company pursuant to the Placing comprising the First Admission Shares and the Second Admission Shares;

“Preferred Shares”

the shares of preferred stock, no par value, in the share capital of the Company;

“Presentation”

the presentation to potential investors in the Placing in Agreed Form;

“Press Announcement”

the press announcement in Agreed Form containing details of the Placing and Admission;

“Previous Placing Agreements”

the placing agreements between the parties to this agreement dated 19 December 2003 and 10 November 2004;

“Properties”

the properties owned by any member of the Group at the date of this agreement and “Property” means any one of them;

“Registrars”

Capita IRG plc, 7th Floor, Phoenix House, 18 King William Street, London EC4N 7HE;

“Regulation D”

Regulation D under the Securities Act;

“Regulation S”

Regulation S under the Securities Act;

“Regulatory Information Service”

a service approved by the London Stock Exchange for the distribution to the public of AIM announcements and included within the list on the website of the London Stock Exchange;

“Second Admission”

the admission of the Second Admission Shares to trading on AIM becoming effective in accordance with the AIM Rules;

“Second Admission Conditions”

the conditions set out in clause 3.2;

“Second Admission Date”

the actual date of Second Admission;

“Second Admission Shares”

the Placing Shares other than the First Admission Shares;

“Securities Act”

the US Securities Act of 1933, as amended, and the rules and regulations of the US Securities and Exchange Commission promulgated thereunder;

“Subsidiaries”

the subsidiary undertakings of the Company set out in schedule 2;

“Tax” or “Taxation”

all present and future taxes, levies, duties, charges, assessments, deductions or withholdings whatsoever, including any interest on them and any penalties and fines relating to them, wherever imposed, levied, collected or withheld pursuant to any regulation having the force of law;

“United States or US”

the United States of America, its territories and possessions and any of the United States of America and the District of Columbia and other areas subject to its jurisdiction;

“US Person”

has the meaning set out in Regulation S:

“VAT”

United Kingdom value added tax;

“VCT”	Venture Capital Trust;

“Warranties”

the warranties, representations and undertakings made by the Company in clause 11 in relation to the statements set out in schedule 1;

“Warranty Certificate”

the certificate to be given by the Company to Arbuthnot in accordance with clause 5.2 in substantially the same form as set out in schedule 5.

2.	INTERPRETATION
2.1	In this agreement:
2.1.1	the contents page and clause headings are for convenience only and do not affect its construction;
2.1.2	words denoting the singular include the plural and vice versa;
2.1.3	words denoting one gender include each gender and all genders;
2.1.4	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things; and
2.1.5

a reference to an uncertificated share, or to a share being held in uncertificated form, is to a share which is or is to be recorded on the register of members of the Company as being held in uncertificated form, and any reference to a certificated share is to any share other than an uncertificated share.

2.2	In this agreement, unless otherwise specified or the context otherwise requires, a reference to:
2.2.1

a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.2	a party is a reference to a party to this agreement;
2.2.3	a person being connected with another person is a reference to a connected person as defined in section 346 of the UK Companies Act;

2.2.4

a document, instrument or agreement (including, without limitation, this agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time;

2.2.5	a recital, clause or schedule is a reference to a recital to, a clause of or a schedule to this agreement and a reference to this agreement includes its recitals and schedules;
2.2.6	a paragraph is a reference to a paragraph of the schedule in which the reference appears;
2.2.7

a provision of any statute or other legislation is to be construed as a reference to such provision as amended or re-enacted or as its application is modified from time to time (whether before or after the date of this agreement) and shall include reference to any provision of which it is a re-enactment (whether with or without modification) and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute or other legislation except to the extent that any amendment or re-enactment coming into force after the date of this agreement would increase or extend the liability of any party to any other person;

2.2.8	writing shall include any mode of reproducing words in a legible and permanent form.
2.3

The liability of any person who is jointly and severally liable with any one or more other persons may, in whole or in party, be released, compounded or compromised or other relaxation or indulgence may be given by the person to whom they are liable (in its absolute discretion) without in any way prejudicing or affecting its rights against any other person liable to it.

3.	CONDITIONS
3.1	First Admission Conditions
3.1.1	The obligations of Arbuthnot under this agreement are conditional on:
(a)	the fulfilment by the Company of its obligations under clauses 5, 6 and 7 in all material respects to the extent that they fall to be performed before First Admission;
(b)	the obligations of Arbuthnot not having been terminated before First Admission pursuant to clause 14;
(c)	the authorities given by the Company in clause 4 remaining in full force and effect; and
(d)	First Admission having taken place by no later than 8.00 a.m. on 6 June 2007 (or such later date as the Company and Arbuthnot may agree, being not later than 3.00 p.m. on 20 June 2007).
3.2	Second Admission Conditions
3.2.1	The obligations of Arbuthnot under this agreement in respect of Second Admission are conditional upon:
(a)	First Admission having taken place; and
(b)	no event having occurred before Second Admission which had it occurred before First Admission would have entitled Arbuthnot to terminate this agreement pursuant to the provisions of clause 14; and

(c)	Second Admission having taken place by no later that 8.00 a.m. on 7 June 2007 (or such later date as the Company and Arbuthnot may agree, being not later than 3.00 p.m. on 21 June 2007).
3.3

The Company undertakes to use all reasonable endeavours to ensure that the conditions set out in clause 3.1 and clause 3.2 are fulfilled by the relevant date or time specified (or such later time or date as the Company and Arbuthnot may agree not being later than 3.00 p.m. on 20 June 2007 or 3.00 p.m. on 21 June 2007 (as appropriate) and to take all such actions within its powers as may be required to enable Admission to take place as contemplated in this agreement but if any of such conditions shall not have been so fulfilled or waived by Arbuthnot this agreement shall terminate and cease to have effect and clause 14.4 shall apply.

3.4

The conditions referred to in clause 3.1 (other than that set out in clauses 3.1.1(d)) may be waived, in whole or in part, by notice in writing given by Arbuthnot to the Company and the respective times for satisfaction of the conditions referred to in clause 3.1 may be extended (but not beyond 3.00 p.m. on 20 June 2007) by notice in writing given by Arbuthnot to the Company (in which case appropriate adjustment as agreed by the Company and Arbuthnot will be made to the other dates specified in this agreement).

3.5	Arbuthnot agrees to provide such assistance as the Company may reasonably request in connection with the application for First Admission and the satisfaction of the condition in clause 3.1.1(d).
3.6

The conditions referred to in clause 3.2 (other than that set out in clauses 3.2.1(c)) may be waived, in whole or in part, by notice in writing given by Arbuthnot to the Company and the respective times for satisfaction of the conditions referred to in clause 3.2 may be extended (but not beyond 3.00 p.m. on 21 June 2007) by notice in writing given by Arbuthnot to the Company (in which case appropriate adjustment as agreed by the Company and Arbuthnot will be made to the other dates specified in this agreement).

3.7	Arbuthnot agrees to provide such assistance as the Company may reasonably request in connection with the application for Second Admission and the satisfaction of the condition in clause 3.2.1(c).
3.8	Following satisfaction of the condition in clause 3.2.1(c) all other conditions shall be deemed to have been satisfied.
4.	PLACING OF THE PLACING SHARES
4.1

The Company authorises and instructs Arbuthnot, and Arbuthnot agrees to use its reasonable endeavours, to procure subscribers for the Placing Shares at the Placing Price and on the terms and subject to the conditions set out in the Placing Documents and for such purpose:

4.1.1	irrevocably appoints Arbuthnot as its agent for such purposes;
4.1.2	confers on Arbuthnot all powers and authorities on behalf of the Company which are reasonably necessary or incidental to procure subscribers for the Placing Shares and implement the Placing; and

4.1.3	agrees to ratify and confirm everything which Arbuthnot shall lawfully and properly do or have done in the exercise, or in contemplation, of the powers and authorities conferred by this agreement.
4.2

The Company undertakes that the First Admission Shares will be allotted conditional only on First Admission and that the Second Admission Shares will be allotted conditional only on Second Admission, and in each case free from all claims, liens, charges, equities, encumbrances and adverse rights of any description, but subject to the certificate of incorporation and bylaws of the Company and on terms that they will, when fully paid, rank equally in all respects with the Common Shares in issue at that date and that the subscribers therefore will be entitled to all dividends and other distributions declared, made or paid following the date of issue on or in respect of the Common Shares.

4.3	The Company shall authorise the delivery of the Press Announcement to a Regulatory Information Service for distribution to the public not later than 8.00 a.m. on the date of this agreement.
4.4

The Company irrevocably authorises Arbuthnot to give to the Registrars any instructions consistent with this agreement and the Placing Documents which Arbuthnot, acting reasonably, considers necessary or incidental to the Placing or otherwise to give effect to this agreement.

4.5

For the avoidance of doubt, to the extent that subscribers are not found to subscribe for any of the Placing Shares, Arbuthnot shall be under no obligation whatsoever to subscribe for such Placing Shares.

4.6

In the event that any Placees default on their payment obligations under the relevant Placing Letters Arbuthnot agrees to subscribe itself for such Placing Shares, in each case pursuant to the Placing at the Placing Price and otherwise on the terms and subject to the conditions set out in the Placing Letter, the Application Form, the Press Announcement and this Agreement.

5.	DELIVERY OF DOCUMENTS
5.1	As soon as reasonably practicable and in any event before First Admission, the Company shall ensure that Arbuthnot receives the documents listed in schedule 3.
5.2	The Company will deliver to Arbuthnot a signed original of the Warranty Certificate, such certificate to be delivered and dated on the Business Day immediately preceding the date of First Admission.
6.	OBLIGATIONS OF THE COMPANY
6.1	The Company shall procure that (subject to confirmation by the Company and Arbuthnot before 7.30 a.m. on the date of this agreement that the Placing will be proceeding):
6.1.1	the Press Announcement is delivered to a Regulatory Information Service not later than 8.00 a.m. on the date of this agreement;
6.1.2	the Application Forms are submitted to the London Stock Exchange in accordance with the AIM Rules.

6.2	Subject to compliance by the Company with its obligations under this agreement, Arbuthnot shall provide all reasonable and timely assistance in connection with the matters set out in clause 6.1.
7.	COMPLIANCE WITH REGULATIONS
7.1

The Company shall procure that all such information and all such documents are executed and all such arrangements made and undertakings given as the London Stock Exchange shall require in relation to the Placing and in order to fully comply with all relevant provisions of the Securities Act, the Exchange Act, the laws of the State of Colorado, FSMA and the AIM Rules.

7.2

The Company shall provide to Arbuthnot all such information and documents as Arbuthnot may reasonably require to enable it to discharge its obligations hereunder in connection with the Placing and to comply with its obligations towards the London Stock Exchange and on signing hereof shall provide Arbuthnot with a certified copy of a board minute in Agreed Form authorising the corporate actions being taken pursuant to this Agreement.

7.3

The Company and Arbuthnot (whether itself or through its officers, agents or representatives) shall not directly or indirectly, offer, sell or deliver any Placing Shares or distribute or publish any documents in relation to the Placing in any country or jurisdiction except under circumstances that will not result in the breach of any applicable laws and regulations and all offers, sales and deliveries of Placing Shares will be made on such terms.

7.4

The Company and Arbuthnot acknowledge to each other that the Common Shares have not been and will not be registered under the US Securities Act and have not been and will not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of US Securities Act. Accordingly, none of the Company, Arbuthnot, their respective Associated Companies or any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S under the US Securities Act) with respect to the Placing Shares and none of the Company, Arbuthnot, their respective Associated Companies or any person acting on its or their behalf has made or will make, directly or indirectly, offers or sales of the Placing Shares to US Persons or in the United States or solicit offers to buy or otherwise negotiate in connection with the Placing Shares from US Persons or in the United States.

7.5	The Company undertakes to:
7.5.1

comply (to the extent that the same are applicable to the Company) with the obligations imposed on it by FSMA, the AIM Rules, the Securities Act, the Exchange Act, the laws of the State of Colorado or otherwise in respect of or by reason of the matters contemplated by this Agreement; and

7.5.2

immediately notify Arbuthnot of any significant change or any significant new matter arising (including without limitation, those matters listed in clause 14.1) following the date hereof but prior to Second Admission which it would be reasonable to expect would be appropriate to disclose to the Placees.

7.6

Arbuthnot represents that neither Arbuthnot nor, to Arbuthnot’s knowledge, any affiliate of Arbuthnot, has engaged, nor will Arbuthnot, or any affiliate of Arbuthnot with the knowledge of Arbuthnot, during the applicable distribution compliance period knowingly engage in any hedging transactions with respect to the Common Shares unless in compliance with the Securities Act.

7.7

Arbuthnot agrees that all offers and sales of Common Shares by Arbuthnot on behalf of the Company prior to the expiration of the applicable distribution compliance period shall be made only in accordance with the provisions of Rule 903 or Rule 904 of Regulation S, pursuant to the registration of the Common Shares under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act. The Company shall refuse to register any transfer of Common Shares not made in accordance with Regulation S or pursuant to an available exemption from the registration requirements of the Securities Act.

7.8	Arbuthnot represents that it is a distributor (as defined in Regulation S) with respect to the offer and sale of the Placing Shares.
7.9

Arbuthnot represents that with respect to any sales of Common Shares to a distributor (as defined in Regulation S), a dealer (as defined in Section 2(a)(12) of the Securities Act), or a person receiving a selling concession, fee or other remuneration prior to the expiration of the applicable distribution compliance period, it shall send a confirmation or other notice to such purchaser stating that such purchaser is subject to the same restrictions on offers and sales of Common Shares that apply to Arbuthnot.

8.	ALLOTMENT, ALLOCATION, REGISTRATION AND PAYMENT
8.1

On the terms and subject to the conditions set out in this agreement and the Placing Documents, Arbuthnot shall determine the identity of the Placees and the allocation of the Placing Shares among the Placees.

8.2

Arbuthnot shall, as soon as practicable following the execution of this agreement but in any event no later than 12 noon on the Business Day prior to First Admission deliver to the Company a list of Placees showing their full names and addresses and the number of Common Shares (all of which are to be held in certified form) for which they have agreed to subscribe.

8.3	The Company shall:
8.3.1

prior to First Admission by resolution of the board of Directors, or a duly authorised committee of the board of Directors, allot the First Admission Shares for cash at the Placing Price to such persons and in such proportions as Arbuthnot shall nominate, conditional only on First Admission and otherwise on the terms of the Placing Documents;

8.3.2	procure the Registrars to register (without registration fee) the allottees of the First Admission Shares as the holders of the relevant First Admission Shares as directed by Arbuthnot; and
8.3.3	procure that the First Admission Shares will be held in certified form until 30 June 2009 and that all certificates evidencing the First Admission Shares will bear a legend to the following effect, unless the Company determines otherwise in compliance with applicable law:

"THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IF SUCH TRANSFER IS EFFECTED (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULES 901 THROUGH 905 (INCLUDING PRELIMINARY NOTES) OF REGULATION S UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE COMMON STOCK OF THE COMPANY MAY NOT BE CONDUCTED DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. UNTIL 30 JUNE 2009, THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED TO A U.S. PERSON (OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON) OR INTO THE UNITED STATES EXCEPT PURSUANT TO A REGISTRATION STATEMENT."

8.4

Subject to satisfaction or waiver of the conditions in accordance with clause 3.1, Arbuthnot shall, by 5.00 p.m. on, or as soon as practicable after, the date of First Admission (and in any event within two Business Days after the later of First Admission and receipt by Arbuthnot of payment for the First Admission Shares by the Placees) pay or procure to be paid to the Company a sum equal to the aggregate value of the First Admission Shares at the Placing Price, less the amounts for which the Company is responsible as referred to in clauses 10.1, 10.2 and 10.4.

8.5

Arbuthnot or its agents shall make the payments receivable by the Company pursuant to clause 8.4 by electronic funds transfer to the account of which details are notified to Arbuthnot by the Company at least 2 Business Days prior to First Admission.

8.6	The Company shall:
8.6.1

prior to Second Admission by resolution of the board of Directors, or a duly authorised committee of the board of Directors, allot the Second Admission Shares for cash at the Placing Price to such persons and in such proportions as Arbuthnot shall nominate, conditional only on Second Admission and otherwise on the terms of the Placing Documents;

8.6.2	procure the Registrars to register (without registration fee) the allottees of the Second Admission Shares as the holders of the Second Admission Shares as directed by Arbuthnot; and
8.6.3

procure that the Second Admission Shares will be held in certified form until 30 June 2009 and that all certificates evidencing the Second Admission Shares will bear a legend to the following effect, unless the Company determines otherwise in compliance with applicable law:

"THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD,

PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IF SUCH TRANSFER IS EFFECTED (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULES 901 THROUGH 905 (INCLUDING PRELIMINARY NOTES) OF REGULATION S UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE COMMON STOCK OF THE COMPANY MAY NOT BE CONDUCTED DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. UNTIL 30 JUNE 2009, THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED TO A U.S. PERSON (OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON) OR INTO THE UNITED STATES EXCEPT PURSUANT TO A REGISTRATION STATEMENT."

8.7

Subject to satisfaction or waiver of the conditions in accordance with clause 3.2, Arbuthnot shall, by 5.00 p.m. on, or as soon as practicable after, the date of Second Admission (and in any event within two Business Days after the later of Second Admission and receipt by Arbuthnot of payment for the Second Admission Shares by the Placees) pay or procure to be paid to the Company a sum equal to the aggregate value of the Second Admission Shares at the Placing Price, less the amounts for which the Company is responsible as referred to in clauses 10.3 and 10.4.

8.8

Arbuthnot or its agents shall make the payments receivable by the Company pursuant to clause 8.7 by electronic funds transfer to the account of which details are notified to Arbuthnot by the Company at least 2 Business Days prior to Second Admission.

9.	ADMISSION
9.1

The Company shall apply to the London Stock Exchange for First Admission to become effective on 6 June 2007, or such later date as the Company and Arbuthnot may agree (being not later than 3.00 p.m. on 20 June 2007).

9.2

The Company shall apply to the London Stock Exchange for Second Admission to become effective on 7 June 2007, or such later date as the Company and Arbuthnot may agree (being not later than 3.00 p.m. on 21 June 2007).

9.3

The Company shall pay all such fees and the Company and each Director shall supply all such information, give all such undertakings, execute all such deeds and documents and generally do all such things as may be required by the London Stock Exchange in connection with the applications for First Admission and Second Admission. Subject to compliance by the Company and the Directors with their obligations under this agreement, Arbuthnot shall take all reasonable steps to assist in obtaining First Admission and Second Admission.

9.4	The Company shall send a letter to the Registrars, so as to be received by the Registrars by no later than 9.30 a.m. on 6 June 2007, containing the following details:
(a)	the number of Common Shares in issue at the time of First Admission; and
(b)	the number of First Admission Shares.

9.5	The Company shall send a letter to the Registrars, so as to be received by the Registrars by no later than 9.30 a.m. on 7 June 2007, containing the following details:
(a)	the number of Common Shares in issue at the time of Second Admission; and
(b)	the number of Second Admission Shares.
10.	COSTS, EXPENSES AND COMMISSIONS
10.1

In consideration of Arbuthnot’s services under this agreement, the Company shall pay the costs and expenses of and incidental to the Placing and the transactions connected with it including, without limitation, the fees payable to the London Stock Exchange, all accountancy, legal and other professional expenses (incurred in connection with the Placing) properly incurred by the Company and Arbuthnot, all out-of-pocket expenses of Arbuthnot and the costs of printing the Presentation, and the Placing Documents and, where applicable, any VAT payable (upon production by Arbuthnot of a valid VAT invoice) subject to the Company agreeing the amount of such costs in advance of payment. The Company shall immediately on demand by Arbuthnot (by the serving of an invoice with the presentation of appropriate receipts) reimburse to it the amount of any such expenses which it may have paid on behalf of the Company.

10.2

Subject to First Admission taking place, in consideration of Arbuthnot’s services under this agreement, the Company shall pay together with VAT where applicable (upon production by Arbuthnot of a VAT invoice) a broking commission at the rate of 3.0 per cent. of the aggregate value of the First Admission Shares at the Placing Price.

10.3

Subject to Second Admission taking place, in consideration of Arbuthnot’s services under this agreement, the Company shall pay together with VAT where applicable (upon production by Arbuthnot of a VAT invoice) a broking commission at the rate of 3.0 per cent. of the aggregate value of the Second Admisson Shares at the Placing Price.

10.4	Each of the amounts referred to in clauses 10.1 to 10.3 (inclusive) above may be deducted by Arbuthnot from the amounts received from Placees for their Placing Shares.
10.5	Where under any provision of this agreement a sum is reimbursed to Arbuthnot, the Company shall, in addition, pay to Arbuthnot in respect of VAT:
10.5.1

to the extent that any reimbursement is the consideration for any supply of services by Arbuthnot to the Company, an amount which equals any VAT charged to Arbuthnot in respect of such expenses which is not recoverable by Arbuthnot or any member of a VAT group of which is a member together with an amount representing any VAT properly chargeable on the consideration for that supply by Arbuthnot to the Company (including such irrecoverable VAT) (payment of that VAT to be made against production by Arbuthnot of a VAT invoice); and

10.5.2

to the extent that any reimbursement is in respect of a disbursement incurred by Arbuthnot as agent on behalf of the Company, and upon production by Arbuthnot of a VAT invoice in respect of the supply naming the Company as the recipient of that supply, an amount which equals any VAT paid on that disbursement by Arbuthnot.

10.6	Save where the agreement is terminated pursuant to clause 3.1 or 14, the amounts payable pursuant to clauses 10.1 and 10.2 (inclusive) and clause 10.5 shall become payable immediately following Admission and may be withheld by Arbuthnot from any payment to the Company pursuant to clause 8.4.

10.7

Save where the agreement is terminated pursuant to clause 3.2 or 14, the amounts payable pursuant to clauses 10.3 and clause 10.5 shall become payable immediately following Second Admission and may be withheld by Arbuthnot from any payment to the Company pursuant to clause 8.7.

11.	WARRANTIES
11.1

The Company represents, warrants and undertakes to Arbuthnot in the terms of the statements set out in schedule 1, as at the date of this agreement and at all times during the period up to and including First Admission with reference to the facts which shall then exist and the Company acknowledges that Arbuthnot is entering into this agreement in reliance on the Warranties.

11.2

Where any Warranty is expressed to be qualified by reference to the awareness and/or knowledge and/or information and/or belief of the Company it shall be deemed to include a statement to the effect that it has been made after such enquiry into the subject matter of the Warranty as is reasonable in the context of the Placing and First Admission.

11.3

The Company undertakes to notify Arbuthnot immediately if it comes to its knowledge at any time prior to the commencement of dealings in the Placing Shares that any of the Warranties proves to have been untrue or inaccurate or misleading in any material respect when made and/or that any of the Warranties have ceased to be true or accurate or have become misleading in any material respect with reference to the facts which shall then exist.

11.4

The Company shall take all reasonable steps promptly to provide Arbuthnot with any further information which it reasonably requests if it is notified or otherwise becomes aware of any matter covered by clause 11.3.

11.5	If Arbuthnot is notified or otherwise becomes aware of any matter covered by clause 11.3, Arbuthnot may require the Company at the Company’s own expense:
11.5.1

to make an announcement in such terms and manner as Arbuthnot reasonably specifies, hereby reserving the right to make such announcement if the Company fails (in the reasonable opinion of Arbuthnot) to fulfil its obligation to do so;

11.5.2	to despatch communications in such terms and manner and to such persons or classes of persons as Arbuthnot reasonably specifies; and
11.5.3	to take such additional or alternative steps (whether similar or not to any of the foregoing) as Arbuthnot reasonably specifies.
11.6

The Company agrees and acknowledges that Arbuthnot is not responsible to the Company or to any of its Directors for verifying the accuracy and/or fairness of any information contained in the Presentation or the Press Announcement or otherwise published by the Company in connection with the Placing unless it has taken, or agreed to take, specific responsibility for such verification.

11.7

For the purposes of this clause 11, each of the representations and warranties (including the Warranties) shall be qualified to the extent of any facts or information fairly disclosed in the Presentation and the Press Announcement.

11.8

Arbuthnot shall notify the Company promptly on becoming aware of a claim under the Warranties (provided that failure by Arbuthnot to notify the Company shall not relieve the Company from any claim under the Warranties except to the extent that that Company suffers actual prejudice as a result of such failure).

12.	INDEMNITY
12.1

No claim shall be made against any Indemnified Person to recover any losses, liabilities, charges, costs, claims, (whether or not successful, compromised or settled), investigation, demands, judgement or award brought, established or threatened in any jurisdiction, or expenses (including without limitation, legal fees) which any person may suffer or incur or claim or claim to have suffered by reason of, or arising out of, the proper performance by any Indemnified Person of its obligations under this agreement or otherwise in connection with the issue of the Placing Shares, the publication or despatch of the Placing Documents or the fact that the Placing Documents are untrue, inaccurate or misleading in any material respect or do not contain all facts material to an intending subscriber of the Placing Shares unless and to the extent that the losses, liabilities, charges, costs, claims, demands or expenses arise from the material breach by an Indemnified Person of its obligations under this agreement or its duties or obligations under FSMA or under the regulatory system (as defined in the FSA Handbook) or under the AIM Rules or the wilful default or negligence of an Indemnified Person, to the extent that such matters are determined in accordance with clause 12.7.

12.2

Notwithstanding any rights or claims against Arbuthnot, no claim shall be brought by the Company against any director or other officer or employee of Arbuthnot in respect of any conduct, action or omission by the individual concerned in connection with this agreement or the Placing or Admission or anything else contemplated by this agreement.

12.3

Subject to clause 13.4, the Company shall indemnify and keep indemnified Arbuthnot (for itself acting on its own behalf and as trustee acting on behalf of each Indemnified Person) against all losses, liabilities, charges, costs, claims, demands and expenses which an Indemnified Person may suffer or incur in connection with or arising out of:

12.3.1	the proper performance by any Indemnified Person of its obligations under this agreement or otherwise in connection with the Placing and Admission;
12.3.2	the issue of any press announcements or the approval for the purposes of section 21 of FSMA of any document in connection with the Placing or the Placing Documents;
12.3.3	the issue or sale of the Placing Shares in certificated form;
12.3.4

any document (including, without limitation, any press announcement or any of the Placing Documents) issued in connection with the Placing not containing or being alleged not to contain all information required to be stated in it or any statement in it being or being alleged, to be defamatory, untrue, inaccurate, incomplete or misleading in any material respect;

12.3.5	any breach or alleged breach by the Company of any of the Warranties or any of their other obligations under this agreement; and
12.3.6

any failure or alleged failure by any Group Company or any Director to comply with any requirement of the UK Companies Act, FSMA, the AIM Rules, the laws of the State of Colorado, the Securities Act, the Exchange Act or any other legal, statutory or regulatory requirement relating to the Company, the Placing and/or Admission, unless and to the extent that any losses, liabilities, charges, costs, claims, demands or expenses are due to the wilful default or negligence of that Indemnified Person or material breach by it of its obligations under this agreement or its duties or obligations under FSMA or under the regulatory system (as defined in the FSA Handbook) or the AIM Rules, to the extent that such matters are determined in accordance with clause 12.7.

12.4

The indemnity in clause 12.3 shall include (without limitation) all losses, liabilities, charges, costs, claims, demands and expenses suffered or incurred by any Indemnified Person in connection with enforcing its rights under this clause 12.

12.5	Any claims can only be made under the indemnity contained in clause 12 in this agreement.
12.6

Arbuthnot shall notify the Company as soon as practicable after it becomes aware of any claim against any Indemnified Person under this clause 12 (provided that failure by Arbuthnot to notify the Company shall not relieve the Company from the obligation to indemnify except to the extent that that Company suffers actual prejudice as a result of such failure).

12.7

For the purposes of clauses 12.1 and 12.3, such matters shall be determined as provided in the judgement of a court or competent jurisdiction or of the Financial Services and Markets Tribunal from which there is no appeal or in respect of which any applicable time limit for lodging an appeal has expired and no appeal has been lodged or as agreed in writing between the Company and Arbuthnot.

12.8

If the Company becomes aware of any claim made or threatened within the scope of the indemnity set out in this clause 12 or any matter which may give rise to a claim, the Company shall notify Arbuthnot and shall provide the Indemnified Persons with such information and copies of such documents relating to the claim as they may reasonably request.

12.9

Subject to clause 12.12, the relevant Indemnified Person may take such action as it reasonably sees fit to avoid, dispute, resist, appeal, defend, settle or compromise any such claim and shall (to the extent it has the power to do so) provide the Company with such information and documentation relating to such claim as the Company may reasonably require (unless such information and documentation is, or in the reasonable opinion of the Indemnified Person’s advisers is likely to be privileged in the context of the claim, or to the extent that it is subject to a bona fide duty of confidentiality); maintain consultation with the Company on all material aspects of the actual or potential claim; give the Company the reasonable opportunity to attend any conference with solicitors, counsel or other advisers in relation to any claim; provide the Company with such information and copies of such documents relating to the claim as the Company may reasonably request and provide the Company with details of any proposed settlement and in settling the claim will have due regard to the Company’s reasonable requests.

12.10

All sums payable under the indemnity in clause 12.3 shall be paid free and clear of all deductions or withholdings save only as may be required by law. If any such deductions are required by law or if the United Kingdom HM Revenue & Customs or any other taxing authority brings into any charge to Taxation any sum payable under the indemnity, then the person making the payment shall pay such additional amount as shall be required to ensure that the net amount received by the relevant Indemnified Person will equal the amount which would have been received by it had no such deduction or withholding been made.

12.11

In the event that the Company has made a payment to Arbuthnot or an Indemnified Person under clause 12.3 and an Indemnified Person subsequently is or becomes entitled to a benefit (being either a reduction in Taxation due and payable or any increased repayment of Taxation) or to recover from some other person (including, inter alia, the United Kingdom HM Revenue & Customs or any other taxing authority) any amount, in either case in respect of a Taxation liability which has resulted in the payment of an additional amount under clause 12.10, the relevant Indemnified Person shall take all reasonable steps (subject to being indemnified for all reasonable costs and expenses incurred by it in so doing) to enforce that recovery and shall promptly pay to the person who has made the additional payment under clause 12.10 an amount equal to so much of the benefit received or sum recovered (less an amount equal to the costs and expenses incurred by the relevant Indemnified Person in enforcing such recovery) as does not exceed the amount paid by the person making the additional payment under clause 12.10.

12.12

If any sums have been paid to an Indemnified Person under the warranties in clause 11 or the indemnity in clause 12.3 (a “Claim Amount”) and the relevant Indemnified Person subsequently receives or recovers from a third party a sum which is referable to such Claim Amount, the relevant Indemnified Person shall as soon as reasonably practicable repay the amount so received or recovered up to the amount of the Claim Amount.

12.13

Each of the Company and Arbuthnot (on its own behalf and on behalf of all Indemnified Persons) agrees that it (and, in the case of Arbuthnot, the Indemnified Persons) will not, without the prior written consent (such consent not to be unreasonably withheld or delayed) of (i) the Company (in the case of all Indemnified Persons) and (ii) Arbuthnot (in the case of the Company) settle, compromise or consent to the entry of any judgement with respect to any pending or threatened claim in respect of which indemnification may be sought under this clause 12 (whether or not Arbuthnot is an actual or potential party to such claim).

13.	WARRANTIES AND INDEMNITIES - SUPPLEMENTAL PROVISIONS
13.1

Each of the warranties, representations, undertakings and indemnities contained in this Agreement shall remain in full force and effect notwithstanding completion of the subscription of the Placing Shares and the completion of the Placing, and all other matters contemplated in this agreement.

13.2

The rights, powers and remedies of Arbuthnot respectively provided in this agreement are in addition to and shall not be construed to limit, affect or prejudice any other right or remedy available to Arbuthnot in statute, common law or otherwise.

13.3

A failure by Arbuthnot to exercise and any delay, forbearance or indulgence by Arbuthnot in exercising any right, power or remedy under this Agreement shall not operate as a waiver of that right, power or remedy or preclude its exercise at any subsequent time or on any subsequent occasion. The single or partial exercise of any right, power or remedy shall not preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy.

13.4

To the extent Arbuthnot or any Indemnified Person brings any claim against the Company for breach of the Warranties or the indemnity in clause 12 in respect of any matter which may give rise to a liability, no such liability shall be met more than once. Any claim for loss or liability cannot be claimed more than once.

13.5	Save in the event of fraud, no party shall be entitled to rescind this agreement following First Admission.
14.	TERMINATION
14.1	If before First Admission it shall come to the notice of Arbuthnot that:
14.1.1	any statement contained in the Presentation or the Press Announcement has become or been discovered to be untrue, incorrect or misleading in any material respect; or
14.1.2	there has been a material breach of any of the Warranties or any other obligations on the part of the Company under this agreement; or
14.1.3	a material event has occurred or arisen which if it had occurred prior to the date of this agreement, would have made any of the Warranties untrue, inaccurate or misleading in any material respect, then, on Arbuthnot giving notice of such matter to the Company, clause 14.3 shall apply.

14.2

If following the execution of this agreement but before First Admission there shall have been, occurred or come into effect any event or omission or act of terrorism, outbreak of hostilities or any change in national or international financial, monetary, economic, political or market conditions including fluctuation in exchange rates or any other event or omission which Arbuthnot (acting reasonably) believes:

14.2.1	is or will or may be materially prejudicial to the financial or trading position or prospects of the Company or to the successful outcome of the Placing; or
14.2.2	makes it impractical or inadvisable to proceed with the Placing,

then Arbuthnot shall consult with the Company (to the extent reasonably practicable) and, if Arbuthnot gives notice of any such matter to the Company, clause 14.3 shall apply.

14.3	Where this clause 14.3 applies Arbuthnot may (acting reasonably):
14.3.1	allow the Placing to proceed on the basis of the Placing Documents; or
14.3.2

give notice to the Company (and copies to each other party) at the same time as the notice pursuant to clause 14.1 or, as the case may be, 14.2 or at any time after it, but before First Admission, to the effect that this agreement shall terminate and cease to have effect in which case clause 14.4 shall apply.

14.4	If this agreement is terminated pursuant to this clause 14 or does not proceed because the conditions referred to in clause 3.1 and/or clause 3.2 are not satisfied:
14.4.1	no party will have any claim against any other party for costs, damages, compensation or otherwise except that:
(a)	such termination shall not prejudice any existing right or remedy in connection with any outstanding breach of this agreement;
(b)	the Company shall promptly, and in any event within five days following the termination of this agreement, pay to Arbuthnot the expenses (if any) specified in clause 10.1;
14.4.2

the provisions of clauses 1 (Definitions), 2 (Interpretation), 10.4 (Costs, Commissions and expenses), 12 (Indemnity), 14 (Termination), 16 (Notification and announcements), 18 (other provisions), 19 (Notices), and 20 (Law and Jurisdiction) shall remain in full force and effect;

14.4.3	Arbuthnot shall on behalf of the Company withdraw any Application Forms;
14.4.4	if so requested by Arbuthnot, the Company shall make a press announcement in a form reasonably requested by Arbuthnot and if the Company shall fail to do so, Arbuthnot may make an announcement.
14.5

Notwithstanding the provisions of clause 19, any notice given pursuant to this clause 14 may be given orally or by electronic mail and will be effective if given by means of any face to face communication, telephone call or electronic mail between a director or employee of Arbuthnot and any Director.

15.	COVENANTS
15.1	The Company covenants with Arbuthnot in the following terms:
15.1.1

not to and not to permit any of its Associated Companies or any person acting on its or their behalf to, directly or indirectly make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Common Shares under the Securities Act;

15.1.2

not to and not to permit any of its Associated Companies, or any person acting on its or their behalf to engage in any form of “general solicitation” or “general advertising” (within the meaning of Regulation D) in connection with any offer or sale of Common Shares in the United States; and

15.1.3

not to and not to permit any of its Associated Companies, or any person acting on its or their behalf to engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Common Shares;

15.1.4

during the period of two years after First Admission (or Second Admission, as appropriate) not to, and not to permit any of its Associated Companies to, resell in the United States any Common Shares which constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act that have been acquired by any of them;

15.1.5	for so long as any of the Common Shares are “restricted securities” during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act pursuant to Rule 12g3-2(b) of the Exchange Act, to provide to any holder or beneficial owner of such restricted securities, upon the request of such holder, beneficial owner or prospective purchaser, the information required to be provided by Rule 144A(d)(4) under the Securities Act; and

15.1.6

to take reasonable precautions to ensure that any offer or sale, direct or indirect, in the United States of any Common Shares or any substantially similar securities issued by the Company, within six months subsequent to the date on which the distribution of the Common Shares has been completed, is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Common Shares in the United States contemplated by this agreement as transactions exempt from the registration provisions of the Securities Act.

16.	NOTIFICATION AND ANNOUNCEMENTS

Save for the issue and publication of the Placing Documents and the Press Announcement, no party, except Arbuthnot, shall, and the Company shall procure that no Group Company shall, make or publish, or authorise or permit another person to make or publish, any public announcement or document which relates to the Placing or Admission or any Group Company (unless, but without prejudice to terms of the existing nominated adviser agreement between the parties, it is a normal trade announcement or document) between the date of this agreement and six months following First Admission except with the prior written consent of Arbuthnot, which shall not be unreasonably withheld or delayed.

17.	CONFLICT OF PROVISIONS

The provisions of the Previous Placing Agreements will remain in full force and effect in respect of the Common Shares to which they respectively relate and are not intended to be varied by the terms of this agreement.

18.	OTHER PROVISIONS
18.1	Post completion

This agreement shall remain in full force, after completion of the Placing and of all other matters, arrangements or transactions referred to in or contemplated by this agreement, in respect of all obligations, agreements, covenants and undertakings contained in or implied by this agreement which have not been done, observed or performed at or prior to Completion and in respect of all warranties, representations and indemnities contained in this agreement.

18.2	Further assurance

The parties shall, and shall use their respective reasonable endeavours to procure that any person to which it is connected shall, do, execute and perform all such further acts, deeds, documents and things as any other party may reasonably require from time to time in order to implement all the provisions of this agreement.

18.3	Variation

No variation of this agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

18.4	Time

Time shall be of the essence in relation to this agreement both as regards the times, dates and periods mentioned in it and as regards any times, dates or periods which may, by written agreement between the parties, be substituted for them.

18.5	Entire agreement
18.5.1

This agreement and any documents referred to in it contain the entire agreement and understanding between the parties in relation to the matters contemplated by this agreement and any such document and supersede any previous agreements between the parties in relation to such matters.

18.5.2

Each of the parties acknowledges that in entering into this agreement he or it has not relied on any representation, warranty or undertaking not set out in this agreement and that (in the absence of fraud) he or it will not have any right or remedy arising out of any such representation, warranty or undertaking.

18.6	Waivers and remedies
18.6.1

No failure or delay by Arbuthnot to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this agreement shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

18.6.2	All rights of each of the parties contained in this agreement are in addition to all rights vested or to be vested in it pursuant to common law or statute.
18.7	Successors

The obligations and rights of the parties under this agreement shall be binding on and enure to the benefit of their lawful successors.

18.8	Assignment

No party shall assign or transfer, or purport to assign or transfer, any of his or its rights or benefits under this agreement without the prior written consent of all the other parties.

18.9	Severability

Each of the provisions of this agreement is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent) the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) of this agreement shall not be affected or impaired.

18.10	Counterparts and delivery
18.10.1	This agreement may be executed in any number of counterparts, each of which shall be deemed an original and which shall together constitute one and the same agreement.
18.10.2	If this agreement is executed in more than one counterpart, it shall be deemed to be delivered and shall have effect when:
(a)	each party has signed a counterpart of this agreement;
(b)	Arbuthnot has handed over a counterpart to the Company and the other parties to this agreement have each handed over a counterpart to Arbuthnot; and
(c)	each of the counterparts has been dated.
18.10.3	If this agreement is not executed in more than one counterpart, it shall be deemed to be delivered and have effect when each party has signed it and it has been dated.
18.11	Third party rights

Save in respect of any Indemnified Person, nothing in this agreement confers any rights on any person under the Contracts (Rights of Third Parties) Act 1999. The parties may (subject to clause 18.3) agree to vary this agreement in such a way as may affect any rights or benefits of any other person under this agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

19.	NOTICES
19.1

Each party may give any notice or other communication under or in connection with this agreement by letter or facsimile transmission or electronic mail addressed to any other party. The address for service of each party shall be the address set out in clause 19.3 or such other address for service as the addressee may from time to time notify to the other parties for the purposes of this clause.

19.2	Any such communication will be deemed to be served:
19.2.1	if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;
19.2.2

if by letter, at noon on the Business Day after such letter was posted (or, in the case of airmail, five Business Days after such letter was posted) and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class (or airmail), addressed and delivered to the postal authorities;

19.2.3

if by facsimile transmission, at noon on the Business Day after the day of transmission and, in proving service, it shall be sufficient to produce a transmission report from the sender's facsimile machine indicating that the facsimile was sent in its entirety to the recipient's facsimile number; and

19.2.4

if by electronic mail, at noon on the Business Day after such message was sent and, in proving service, it shall be sufficient to produce a computer print out indicating that the message was sent to the recipient’s electronic mail address.

19.3	Details of each party for service of notice are as follows:
Name:	INVU INC.
Address:	The Beren, Blisworth Hill Farm, Stoke Road, Blisworth, Northants, NN7 3BD
Fax no:	01604 859 902
Electronic mail address:	john.agostini@invu.net
Tel no:	01604 859 893
Attention:	The Company Secretary

Name:	Arbuthnot
Address:	Arbuthnot House, 20 Ropemaker Street, London EC2Y 9AR
Fax no:	020 7012 2007
Electronic mail address:	tomgriffiths@arbuthnot.co.uk
Tel no:	020 7012 2129
Attention:	Tom Griffiths
20.	AGENT FOR SERVICE OF PROCESS

The Company hereby irrevocably appoints INVU SERVICES LIMITED to receive, for it and on its behalf, service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Company). If for any reason such process agent ceases to be able to act as such or no longer has an address in England the Company hereby irrevocably agrees to appoint a substitute process agent acceptable to Arbuthnot and shall immediately notify such appointment and deliver a copy of the new agent’s acceptance of that appointment within 30 days. Nothing shall affect the right to serve process in any other manner permitted by the law.

21.	LAW AND JURISDICTION
21.1	This agreement, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with English law.
21.2

The parties irrevocably and unconditionally agree that the High Court of Justice in England shall have exclusive jurisdiction over all disputes or claims arising out of or in connection with this agreement.

IN WITNESS of which this document has been duly executed and delivered on the date written at the beginning of this document.

SCHEDULE 1

The Warranties

1.	PRESENTATION AND PRESS ANNOUNCEMENT

All statements of fact in the Presentation or the Press Announcement are true and accurate in all material respects and all statements of intent are honestly held and based on reasonable grounds.

2.	SHARES
2.1	The authorised and issued share capital of the Company is as stated Recital A of this agreement.
2.2

The Placing Shares will be allotted and issued free from all encumbrances, claims, liens or other third party rights of whatsoever nature without any need for any person to pay any stamp duty reserve tax in respect thereof (other than where such shares are allotted to a person stated in sections 93 or 96 of the Finance Act 1986). The Placing Shares will from allotment rank pari passu in all respects with the Existing Common Shares including the right to participate in all dividends and other distributions declared, paid or made following the date of allotment of or in respect of such shares.

2.3

There are no current agreements (whether written or unwritten) between the Company and any one or more of the shareholders in the Company relating to any rights of pre-emption over or rights to require a sale or purchase of any shares in the capital of the Company.

2.4	There are no arrangements which (contingently or otherwise) may give rise to an obligation on any member of the Group to allot or issue any securities, save for existing employee share schemes.
2.5

All sums due in respect of the issued share capital of the Company have been paid to and received by the Company and there are in force no options or other agreements which require or may require, or confer any right to require, the issue of any shares or other securities of the Company now or at any time hereafter and none of the owners or holders of any of the share capital of the Company has any rights as a shareholder in relation to the Company other than as set out in the constitutional documents of the Company and in each case save for existing employee share schemes.

3.	AUTHORITY AND EFFECT
3.1

This agreement has been duly authorised, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to all applicable insolvency laws affecting creditors’ rights generally.

3.2

The execution and delivery of this agreement and the consummation of the transactions contemplated in this agreement and the fulfilment of the terms of this agreement will not conflict with, constitute a default under, result in a breach or violation of, or imposition of, any lien, charge or encumbrance upon any property or assets of any member of the Group pursuant to (i) the certificate of incorporation, bylaws or other comparable documents of the Company or of any other member of the Group; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any other member of the Group is a party or bound or to which any of its or their property or assets is subject or any license, permit or authorisation held by or issued to the Company or any other member of the Group; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any other member of the Group or any court, regulatory body, administrative agency, government body, arbitrator or other authority, agency or body having jurisdiction over the Company or any other member of the Group or any of its or their properties or assets, as applicable, except in the case of (ii) any such breach, violation or imposition as would not have a material adverse effect on the performance of this agreement or the consummation of any of the transactions contemplated in this agreement.

4.	ACCOUNTS
4.1

The Accounts give a true and fair view of the state of affairs of the Company and of the Group as at 31 January 2007 and of the profit and loss and cash flow of the Group for the financial period then ended and have been prepared in accordance with UK generally accepted accounting principles consistently applied. Save as disclosed in the Accounts and the Company's published annual reports and accounts for the financial years ended 31 January 2005 and 31 January 2006, there is not outstanding and there has not at any time during the last two years been outstanding any contract or arrangement to which any member of the Group is a party and in which any of the Directors is or has been interested, whether directly or indirectly, and no member of the Group is a party to nor have its profits or financial position during such period been affected by any contract or arrangement which is not of an entirely arm's length nature.

4.2

Since the Accounts Date there has been no material adverse change or material loss affecting the Group, its business, assets or financial condition, and there has been no adverse change or deterioration in the financial performance or turnover of the Group.

5.	WORKING CAPITAL

Taking into account the bank and other facilities available to the Group the Directors are of the opinion, having made due and careful enquiry, that the Group will, after Admission have sufficient working capital for its present and reasonably foreseeable future requirements.

6.	TAX

There are no taxation matters which are or, so far as the Company is aware, are likely to become the subject of a dispute with any Taxation Authority and which would or might be material to the Group.

7.	VCT QUALIFYING STATUS
7.1

Informal clearance has been received from HMRC that the First Admission Shares will constitute a qualifying holding as defined in Chapter 4 of Part 6 ITA 2007 (previously Schedule 28B ICTA 1988) on the assumptions that:

7.1.1	the provisions of paragraph 16 Schedule 16 Finance Bill 2007 are enacted as originally drafted (definition of qualifying 90% subsidiary); and
7.1.2	that the investment represents "protected money" as defined by paragraph 2(4) Schedule 14 Finance Act 2006 (money raised by the issue before 6 April 2006 of shares in or securities of the VCT).
7.2

Informal clearance has also been received from HMRC that the anticipated reorganisation (as referred to in the Presentation) will be within the provisions of paragraph 6 of the Venture Capital Trust Exchange of Securities Regulations (2002)(SI 2002/2661) (the “Regulations") with the effect that the provisions of paragraph 9 of the Regulations will apply to the new shares to be issued to the VCT investors.  As a result, in particular, the shares issued to the VCT investors will be treated as meeting the requirements of a qualifying holding as defined in Chapter 4 of Part 6 ITA 2007 (previously Schedule 28B ICTA 1988) for a period of 3 years after the issue of the new shares but will thereafter cease to satisfy those requirements.

8.	CONTRACTS
8.1	No Group Company is a party to, or has rights under, any contract or arrangement, otherwise than by way of a bargain at arm’s length.
8.2

No Group Company has entered into any contract or commitment or incurred any liability, actual or contingent, which is outside the ordinary course of business or is of an unusual or onerous nature which, in the context of the Placing, might be material for disclosure to potential investors.

8.3

There are no current grounds for rescission, avoidance or repudiation of any material agreement or other material transaction to which any Group Company is a party, all of such agreements or other transactions are in full force and effect and no Group Company has received or expects to receive notice or threat of termination or repudiation or disclaimer of any such agreement or other transaction and all consents which are required under them in relation to a change of control of the Company and/or the Placing have been obtained in accordance with the terms of such contracts.

8.4

No event or circumstance has occurred or arisen or, to the best of the Company's knowledge, information and belief, is about to occur or arise (including the entry into of this agreement and the performance of the Company’s obligations under it and full implementation of the matters referred to in it) which constitutes or results in, or would, with the giving of notice and/or lapse of time and/or the compliance with any formality, constitute or result in, a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which any Group Company or any of their respective interests, properties, revenues or assets are bound, and which is material in the context of the Placing.

9.	LITIGATION

No Group Company and, so far as the Company is aware, no person for whose acts or defaults any Group Company may be vicariously liable is engaged, whether as plaintiff or defendant or otherwise, in any governmental, legal action or arbitration, tribunal or other proceedings which could, individually or collectively, reasonably be considered material in the context of the Placing. So far as the Company is aware, no such proceedings are pending or threatened by or against any Group Company or person for whose acts or defaults any Group Company may be vicariously liable and, as far as the Company is aware, no facts or circumstances are likely to lead to any such proceedings.

10.	PROPERTIES
10.1

So far as the Company is aware (i) no breach of any law or regulation is outstanding which adversely affects or might reasonably be expected to adversely affect the value of any Property to an extent material in the context of the Group; (ii) there is no covenant, agreement, stipulation, reservation, condition, interest, right or other matter adversely affecting any Property to an extent material in the context of the Group; (iii) no facility necessary for the enjoyment and use of any Property is enjoyed by any Property on terms entitling any person to terminate or curtail its use to an extent material in the context of the Group; neither the Company nor any Subsidiary has received any notice of any adverse interest by any person in respect of the ownership of any Property or any interest in it, nor has any acknowledgement been given to any person in respect of any Property to an extent material in the context of the Group.

10.2

So far as the Company is aware, no member of the Group has any actual or contingent liability (whether as owner, former owner, or as tenant or former tenant, or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected therewith) which is material in the context of the Group in relation to any property held by way of freehold, hereditary building right or on the basis of a lease or otherwise, other than in respect of the Properties or, in relation to the Properties.

11.	INDEBTEDNESS
11.1

No event has occurred and no circumstances have arisen (and the Placing will not give rise to any such event or circumstance) such that any person is or would be entitled (or would with the giving of notice and/or lapse of time and/or the fulfilment of any condition and/or the compliance with any other formality become entitled) to require repayment of any indebtedness of any Group Company prior to its stated maturity or to take any step to enforce security for any indebtedness and no person to whom any indebtedness which is repayable on demand is owed has demanded or threatened to demand repayment of, or has taken or threatened to take any step to enforce any security for, the same.

11.2	All the Group’s borrowing facilities have been duly executed and are in full force and effect.

12.	INSOLVENCY

Neither the Company nor any other member of the Group has taken any action, nor so far as the Company is aware have any other steps been taken or legal proceedings commenced or, so far as the Company is aware, been threatened against the Company or any other member of the Group for its winding up, dissolution or striking off or any similar or analogous proceeding in any other jurisdiction, or for the Company or any other member of the Group to enter into any arrangement or composition with or for the benefit of creditors, or for the appointment of a receiver, administrative receiver, trustee or person with a similar or analogous function.

13.	CORPORATE AUTHORITY
13.1

The Company has power and authority under its certificate of incorporation and bylaws without requiring the consent of any other person, to enter into and perform this agreement and to create, allot and issue the Placing Shares and effect the Placing.

13.2

The Company has taken all necessary corporate or other action to authorise the execution, delivery and performance of this agreement and, when executed, this agreement will constitute lawful, valid and binding obligations of the Company in accordance with its terms.

13.3	Each Group Company has full corporate power and authority to own, as the case may be, its properties and conduct its business as described in the Placing Documents.
14.	INSURANCE

So far as the Company is aware each member of the Group has had, at all times when it was conducting its trade, valid insurances in respect of all its insurable assets and businesses against all the risks which are normally insured against by companies carrying on similar businesses for such amounts as are in the circumstances prudent and the Directors consider that such insurances have provided adequate cover against the risks of the respective businesses of each Group Company and no Group Company has done or omitted to do anything which has or might render any policies of insurance affected by it void or voidable.

15.	SUBSIDIARIES

The details set out on the Subsidiaries in schedule 2 are accurate in every material respect and the Company (or the relevant Subsidiary as set out in schedule 2, as the case may be) the beneficial owner free from all claims, liens, charges, equities, encumbrances and adverse rights of any description of the issued shares of the Subsidiaries registered in its name. Save for its direct and indirect interests in the Subsidiaries, the Company does not own and has never owned any interest in the share or loan capital of any company or undertaking.

16.	INTELLECTUAL PROPERTY
16.1	Each member of the Group owns or has licensed to it on arm's length terms all the Intellectual Property Rights necessary for the conduct of its business as it is being conducted.
16.2

Each member of the Group has taken all reasonable action (including payments of fees) to safeguard, maintain in full force and effect and preserve its ability to enforce all material Intellectual Property Rights.

16.3	No member of the Group has so far as the Company is aware infringed any material Intellectual Property Rights of any third party in any material respect.
16.4

So far as the Company is aware there has been no material infringement or threatened or suspected infringement of or challenge to the validity of any material Intellectual Property Rights owned by or licensed to any member of the Group.

16.5

No disclosure has been or will be made of any material trade secret which is an Intellectual Property Right and is owned by or licensed to any member of the Group other than under enforceable confidentiality undertakings.

17.	PENSIONS

The Company has no arrangements (legally binding or otherwise) for providing or contributing towards benefits on retirement for or in respect of any current or former employee or officer of the Company on a final salary basis.

18.	COMPLIANCE WITH LEGAL AND REGULATORY REQUIREMENTS
18.1	Each Group Company has complied and is complying in all material respects with all legal and regulatory requirements applicable to its business which are material in the context of the Group.
18.2

All licences, permissions, authorisations and consents necessary for the carrying on of the businesses and operations of each Group Company in all material respects as now carried on, as previously carried on and as proposed to be carried on have been obtained and are (or were at the relevant time) valid and subsisting and all conditions applicable to any such licence, permission, authorisation or consent has been and are being complied with in all material respects and there are no circumstances known to the Company which indicate that any of them may be revoked, rescinded, avoided or not renewed, in whole or in part, in the ordinary course of events or as a result of the Placing, the loss of which would be material in the context of the Group.

18.3

All returns, particulars, resolutions and other documents which each Group Company is required by law to file with or deliver to any authority in the US, UK or any other jurisdiction have been correctly made up and filed or, as the case may be, delivered save for Form 10-K in respect of the year ended 31 January 2007 and Form 10-Q in respect of the quarter ended 30 April 2007 which the Company intends to file with the US Securities and Exchange Commission within 1 month following Admission.

19.	REGULATORY COMPLIANCE
19.1

The issue and publication of the Press Announcement and the allotment and issue of the Placing Shares in the manner proposed has complied and continues to comply with all applicable laws and regulations to which the Company is subject including any regulatory restriction on the distribution of the Placing Documents.

19.2

The Company understands that no action has been, or will be, taken by the Company that would permit a public offering of the Common Shares or the possession or distribution of the Placing Documents or any other information relating to the Common Shares of the Company in any country or jurisdiction where action for that purpose is required except that application has been, or will be, made to the London Stock Exchange for the Common Shares to be admitted to AIM and that it is the responsibility of any person outside the United Kingdom wishing to make an application under the Placing to satisfy himself as to full observance of the laws of any relevant territory in connection therewith, including obtaining any requisite governmental or other consents, observing any other formalities required to be observed in such territory and paying any issue, transfer or other taxes required to be paid in such territory. Accordingly, the Company undertakes not to distribute the Placing Documents or publish any advertisement or other offering material in connection with the Placing outside the United Kingdom except with the prior written consent of Arbuthnot as part of the marketing arrangements for the Placing.

20.	US REGULATION
20.1

Neither the Company nor any of its respective Associated Companies nor any persons acting on its or their behalf have engaged in any direct selling efforts (as defined in Rule 902(c) under Regulation S) with respect to the Placing Shares or previous issues of Common Shares or rights to subscribe for or purchase the same.

20.2	The Company is a domestic issuer within the meaning of Rule 902(3) under Regulation S.

SCHEDULE 2

The Subsidiaries

Invu plc

Invu Services Limited

Invu International Holdings Limited

Invu Netherlands BV

SCHEDULE 3

Documents to be delivered

1.	The final form of the Presentation, duly signed on behalf of the Company.
2.	A copy of the Placing Letters signed by a duly authorised officer together with a certified copy of any such authority.
3.

Certified copies of the resolutions of the board of Directors (or a duly authorised committee of the board of Directors, together with a certified copy of the resolution authorising any such committee) in Agreed Form, among other things, approving and authorising the execution and performance of this agreement and allotting the First Admission Shares and the Second Admission Shares.

4.	A copy of the Application Forms (signed by a Director).

SCHEDULE 4

Documents in Agreed Form

Placing Letter

Press Announcement

Presentation

Resolutions of the board of Directors approving and authorising the execution and performance of this agreement and allotting the First Admission Shares and the Second Admission Shares

SCHEDULE 5

Warranty Certificate

Arbuthnot Securities Limited

Arbuthnot House

20 Ropemaker Street

London

EC2Y 9AR

? June 2007

Dear Sirs

Placing of Placing Shares

We refer to the placing agreement dated ? May 2007 entered into between us in relation to the Placing (the Placing Agreement). Words and expressions defined in the Placing Agreement have the same meanings in this letter.

We confirm that:

1.	each of the Conditions (other than the Condition specified in clause 3.1.1(d) (First Admission) has been fulfilled in accordance with its terms;
2.	the Company has complied with its obligations under the Placing Agreement to the extent that the same fall to be performed prior to First Admission;
3.	the Warranties were given in accordance with their terms as at the date of the Placing Agreement and at all times since that date by reference to the facts and circumstances existing since that date.

Yours faithfully,

...................................

Director, duly authorised, for and on behalf of Invu, Inc.

EXECUTED by INVU INC acting by: David Morgan Chief Executive	) ) ) /s/ David Morgan Authorised Signatory

EXECUTED by ARBUTHNOT SECURITIES LIMITED acting by: Thomas Griffith Director, Corporate Finance	) ) ) /s/ Thomas Griffith Authorised Signatory